EXECUTION VERSION

Additional Facility Notice

From: GLOBAL BLUE ACQUISITION B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, having its corporate seat (*statutaire zetel*) in Amsterdam, the Netherlands, its registered office at Arlandaweg 92, 1043 EX Amsterdam, the Netherlands and registered with the Trade Register (*Handelsregister*) of the Chamber of Commerce (*Kamer van Koophandel, afdeling Handelsregister*) under number 55293980 (the **Company**) (acting on its own behalf and as Obligors' Agent on behalf of the other Obligors pursuant to clause 2.4 (*Obligors' Agent*) of the Facilities Agreement (as defined below)) and the 2024 Additional Term Facility Lenders (as defined below)

To: J.P. MORGAN SE acting as Facility Agent, ALTER DOMUS TRUSTEES (UK) LIMITED as Security Agent and JPMORGAN CHASE BANK, N.A., LONDON BRANCH as 2024 Additional Term Facility Lender

Dated: 3 May 2024

To whom it may concern,

Global Blue Acquisition B.V. - Senior Facilities Agreement dated 24 November 2023 (as amended and/or restated from time to time) (the Facilities Agreement)

1. We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of an additional term facility denominated in euro to be established as an Additional Term Facility (the **2024 Additional Term Facility**) and an Additional Facility for the purposes of paragraph (d) of clause 2.3 of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice.

2. We have agreed with the following institutions (the **2024 Additional Term Facility Lenders**) in respect of the Additional Facility Commitments made available by the 2024 Additional Term Facility Lenders in respect of this 2024 Additional Term Facility (the **2024 Additional Term Facility Commitments**) detailed in this Additional Facility Notice that they will provide the 2024 Additional Term Facility Commitments as follows:

Name of 2024 Additional Term Facility Lender	Existing Lender (yes/no)	Investor Affiliate (yes/no)	2024 Additional Term Facility Commitment (€)
JPMorgan Chase Bank, N.A., London Branch	Yes	No	610,000,000 less an amount equal to the Rolled Participations
Rollover Term Facility Lenders	Yes	No	An amount equal to the Rolled Participations
		TOTAL	610,000,000

3. Except as detailed in the table below, the 2024 Additional Term Facility shall be established on the same terms applicable to Facility B made available pursuant to the terms of the Facilities Agreement. We wish to establish the 2024 Additional Term Facility on the following terms:

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Borrower(s):	The Company
Guarantor(s):	Each Guarantor under the Facilities Agreement
Base Currency:	Euro
Other available/Optional Currencies (if any, as applicable):	Not applicable.
Purpose:	Proceeds from the 2024 Additional Term Facility may be applied in or towards (directly or indirectly) financing or refinancing, in whole or in part, any amounts outstanding under Facility B and related fees, costs and expenses.
Additional conditions to drawdown (including any Agreed Certain Funds Period and related conditions (if any))	The 2024 Additional Term Facility will be provided on a "certain funds" basis in accordance with the provisions set out in clause 4.6 (Utilisations during the Agreed Certain Funds Period) of the Facilities Agreement on the basis that: (a) the "Agreed Certain Funds Obligors" will be the Company;

	(b) the "Agreed Certain Funds Period" will be the Availability Period for the 2024 Additional Term Facility as described in the section headed "Availability Period" below; and (c) an "Agreed Certain Funds Utilisation" will be a reference to any Utilisation made or to be made under the 2024 Additional Term Facility. The 2024 Additional Term Facility Lenders will only be obliged to comply with clause 5.4 (*Lenders' participation*) of the Facilities Agreement in relation to a Utilisation of the 2024 Additional Term Facility if, on or before the Utilisation Date for that Utilisation, the Facility Agent has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) to this Additional Facility Notice (unless specified therein to be in another form or substance) in form and substance satisfactory to the Facility Agent (acting reasonably and on the instructions of the Majority Lenders participating in the 2024 Additional Term Facility) or receipt of such documents and evidence has been waived by the Majority Lenders (each acting reasonably) participating in the 2024 Additional Term Facility. The Facility Agent shall promptly notify the Company and the 2024 Additional Term Facility Lenders upon being so satisfied.
Maximum Number of Utilisations:	As per Facility B (subject to the section of this Additional Facility Notice entitled "Cashless Rollover by Additional Term Facility Lenders" below).

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<table>
<tr><td rowspan="3">Specified Times:</td><td colspan="2">For the purposes of part I (Loans) of schedule 11 (Timetables) of the Facilities Agreement, the Specified Time for steps described in the second and third rows of that table for a Loan made under the 2024 Additional Term Facility on, or in respect of, the 2024 Additional Term Facility Closing Date shall be as follows:</td></tr>
<tr><td>Delivery of a duly completed Utilisation Request in accordance with clause 5.1 (Delivery of a Utilisation Request) of the Facilities Agreement:</td><td>U - 3 (9.00 a.m. (in London))</td></tr>
<tr><td>Facility Agent determines (in relation to Utilisation) the Base Currency Amount of the Loan, if required under clause 5.4 (Lenders' participation) of the Facilities Agreement and notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders' participation) of the Facilities Agreement:</td><td>U - 3 (10.00 a.m. (in London))</td></tr>
<tr><td>Interest rate (including applicable margin, basis, Term EURIBOR floor and/or margin ratchet):</td><td colspan="2">Margin shall be 4.00% per annum, with two step-downs to 3.75% per annum if Senior Secured Net Leverage Ratio is equal to or less than 3.30:1 but greater than 2.80:1 and 3.50% per annum if Senior Secured Net Leverage Ratio is equal to or less than 2.80:1 (in each case with 0.00% per annum EURIBOR floor) (and, for the avoidance of doubt, the margin ratchet holiday shall not be reset, amended, extended or varied as a result of this Additional Facility Notice or the transactions contemplated herein).

Otherwise, as per Facility B.</td></tr>
<tr><td>Interest Periods:</td><td colspan="2">As per the Facilities Agreement.

Any Lender that becomes a Lender of the 2024 Additional Term Facility Loans, on behalf of itself and its Affiliates and Related Funds, waives any right to receive any Break Costs payable in connection with the repayment of Facility B with the proceeds of 2024 Additional Term Facility Loans.</td></tr>
<tr><td>2024 Additional Term Facility Commencement Date:</td><td colspan="2">The date of this Additional Facility Notice.</td></tr>
<tr><td>2024 Additional Term Facility Closing Date:</td><td colspan="2">The date of the first utilisation of the 2024 Additional Term Facility.</td></tr>
<tr><td>Availability Period:</td><td colspan="2">The period beginning on (and including) the 2024 Additional Term Facility Commencement Date and ending at 11.59 p.m. on 30 June 2024 or such later time and date as agreed by the Majority Lenders participating</td></tr>
</table>

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	in the 2024 Additional Term Facility (each acting reasonably and in good faith).
Termination Date:	As per Facility B.
Amortisation schedule (if any):	None.
Mandatory prepayment provisions (if any):	As per Facility B.
Repricing Transaction Fee:	If any 2024 Additional Term Facility Loan is refinanced, repaid or repriced in connection with a Repricing Transaction on or after the 2024 Additional Term Facility Closing Date and prior to the date falling six (6) Months after the 2024 Additional Term Facility Closing Date, then in addition to all other sums required to be paid under the Facilities Agreement in connection with such Repricing Transaction, including all accrued and unpaid interest, the Company shall (within five (5) Business Days of such Repricing Transaction taking effect) pay (or procure the payment of) to the Facility Agent (for the account of the 2024 Additional Term Facility Lenders pro rata to their participation in that 2024 Additional Term Facility Loan at the time of that Repricing Transaction) a prepayment fee equal to 1.00% of the principal amount prepaid, refinanced or repriced.
Ticking Fees:	None.
Summary of security:	As per Facility B and Schedule 2 hereto.
Cashless Rollover by 2024 Additional Term Facility Lenders:	On the 2024 Additional Term Facility Closing Date: (a) each Lender that has agreed to cashlessly roll its existing Commitments and/or Loans under the Facility B (each a Rollover Term Facility Lender) shall become a Lender under the 2024 Additional Term Facility on the terms set out in this Additional Facility Notice and its rollover notice (substantially in the form set out in Schedule 3 (2024 Additional Term Facility) Rollover Notice) of this Additional Facility Notice, a Rollover Notice); (b) all of that Lender's participations in the Facility B Loans specified in the Rollover Notice (the Existing Participations or, if applicable, the Reduced Participations, the Rolled Participations) shall be re-designated on a cashless basis into 2024 Additional Term Facility Loans on the terms set out in this Additional Facility Notice; and (c) all of that Lender's Commitments under Facility B specified in the Rollover Notice corresponding

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5 [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 to the Rolled Participations shall be re-designated on a cashless basis into Commitments under 2024 Additional Term Facility on the terms set out in this Additional Facility Notice. Each Rollover Term Facility Lender waives its right to receive any prepayment in cash in respect of its participations in the Facility B Loans specified in the Rollover Notice from the proceeds of 2024 Additional Term Facility Loans advanced by any 2024 Additional Term Facility Lender in respect of the 2024 Additional Term Facility on the Utilisation Date in respect of the 2024 Additional Term Facility. Each Rollover Term Facility Lender expressly agrees to any prepayment in respect of its Rolled Participations from the proceeds of 2024 Additional Term Facility Loans provided by the 2024 Additional Term Facility Lenders on the Utilisation Date in respect of the 2024 Additional Term Facility. For the avoidance of doubt, no Break Costs shall be payable in connection with any reallocation, redesignation or conversion of any Facility B Loans as 2024 Additional Term Facility Loans pursuant to the above. Debt Purchase Transactions: On or prior to the end of the Agreed Certain Funds Period in respect of the 2024 Additional Term Facility as described in the section headed “Additional conditions to drawdown” above, the prior written consent of the Company (in its sole discretion) is required for any Debt Purchase Transaction of the 2024 Additional Term Facility, unless such assignment, transfer or sub- participation is to its Affiliate, provided that: (a) such 2024 Additional Term Facility Lender shall procure the performance by its Affiliate(s) of any of that 2024 Additional Term Facility Lender’s functions or obligations under this Additional Facility Notice; and (b) such 2024 Additional Term Facility Lender shall remain obligated to fund pursuant to any Utilisation Request delivered pursuant to this Additional Facility Notice in respect of any of its Commitments assigned or transferred to such Affiliate(s) on or prior to the expiry of the Certain Funds Period and prior to the expiry of the Certain Funds Period shall remain liable and responsible in respect of, and retain exclusive control over, all rights and obligations in relation to such Commitments, including all rights in relation to such waivers, consents, modifications and amendments and confirmations notwithstanding any transfer of such Commitments. Thereafter, as per Facility B. 6 [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 Ranking: The 2024 Additional Term Facility shall rank pari passu with Facility B and the Original Revolving Facility. Other: The 2024 Additional Term Facility constitutes the introduction of a new additional tranche under the Facilities Agreement and, on the 2024 Additional Term Facility Commencement Date, such 2024 Additional Term Facility shall be designated as a “Term Facility” for the purposes of the Facilities Agreement and “Senior Lender Liabilities” and “Senior Liabilities” for the purposes of the Intercreditor Agreement. For the avoidance of doubt, paragraph (b)(i)(D) of clause 2.3 (Additional Facilities) will not apply to the 2024 Additional Term Facility and the 2024 Additional Term Facility will not benefit from such provisions. Conditions Subsequent: Subject to the Agreed Security Principles, the Company shall ensure that, to the extent necessary in order for any guarantee provided by an Obligor pursuant to clause 23 (Guarantees and Indemnity) of the Facilities Agreement, any Accession Deed and/or any Transaction Security granted by an Obligor and all Security created by or purported to be created by it pursuant to each Transaction Security Document to guarantee and/or secure the liabilities and obligations in respect of the 2024 Additional Term Facility, each relevant Obligor or Third Party Security Provider shall deliver the documents and other evidence listed in Schedule 2 (Conditions Subsequent) (each a Security Confirmation Document); within ninety (90) days of the 2024 Additional Term Facility Closing Date (or such later date as agreed between the 2024 Additional Term Facility Lenders and the Company). 4. The Company confirms that each of the applicable conditions in paragraph (b) of clause 2.3 (Additional Facilities) of the Facilities Agreement are met at the date of this Additional Facility Notice. 5. The Company confirms (for itself and as the Obligors’ Agent on behalf of each other Guarantor) that the guarantees and indemnities set out in clause 23 (Guarantees and indemnity) of the Facilities Agreement shall: (a) remain in full force and effect notwithstanding the establishment of the 2024 Additional Term Facility pursuant to this Additional Facility Notice; and (b) extend to all obligations assumed by any Guarantor under the Finance Documents (in each case as amended and/or restated from time to time, including pursuant to this Additional Facility Notice), in each case, subject to the Guarantee Limitations set out in clause 23 (Guarantees and indemnity) of the Facilities Agreement or any other Guarantee Limitations set out in any Accession Deed. 6. The Company confirms (for itself and on behalf of each other Obligor) that: 7 [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 (a) the liabilities and obligations arising under the Facilities Agreement and the Finance Documents remain in full force and effect notwithstanding the establishment of the 2024 Additional Term Facility pursuant to this Additional Facility Notice; (b) any Security created by it under such Transaction Security Documents (other than the French Security Documents (as defined below)): extends to the obligations of the Obligors under the Finance Documents (including this Additional Facility Notice) subject to any limitations set out in the Transaction Security Documents; and continues to secure the Secured Obligations (as defined in the Transaction Security Documents or Intercreditor Agreement (as applicable)) including, but not limited to, under this Additional Facility Notice; and (c) the establishment of the 2024 Additional Term Facility pursuant to this Additional Facility Notice shall not constitute, and shall not be construed as, a novazione oggettiva or soggettiva of, or have an effetto novativo on, any of the obligations and the other transactions contemplated under the Facilities Agreement. 7. No part of this Additional Facility Notice is intended to or will create a registrable Security. 8. The Company confirms on behalf of itself and each Obligor that, as at the date of this Additional Facility Notice, none of the Obligors have revoked the appointment of the Company as Obligors’ Agent in accordance with clause 2.4 (Obligors’ Agent) of the Facilities Agreement (provided that, for the avoidance of doubt, such confirmation (or its truth or accuracy or absence thereof) shall not directly or indirectly (or be deemed to) constitute, or result in, a condition precedent to availability or funding of the 2024 Additional Term Facility or a Major Representation or a Major Default). 9. This Additional Facility Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Additional Facility Notice. Delivery of a counterpart of this Additional Facility Notice by email attachment or telecopy shall be an effective mode of delivery. 10. This Additional Facility Notice and any non-contractual obligations arising out of, or in connection with, it are governed by English law. The provisions of clauses 45 (Enforcement) and 1.7 (Contractual Recognition of Bail-in) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice in full, mutatis mutandis. This Additional Facility Notice has been entered into on the date stated at the beginning of this Additional Facility Notice. [Remainder of this page left intentionally blank] [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 Schedule 1 Conditions Precedent 1. Obligors (a) Constitutional documents: a copy of the constitutional documents of the Company or a certification of no changes since the First Utilisation Date. (b) Corporate approvals: a copy of a resolution of the board of directors of the Company approving the transactions and the Finance Documents to which it is a party. (c) Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute a Finance Document) or a certification of no changes since the First Utilisation Date. (d) Director's certificates: a certificate from the Company (signed by an authorised signatory): (i) confirming that utilisation by it of the Total Commitments in full and any related guarantee and security would not breach any borrowing, guarantee or security limited binding on it; and (ii) certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Additional Facility Notice or a certification of no changes since the First Utilisation Date. 2. Legal Opinions The following legal opinions: (a) a legal opinion from Allen Overy Shearman Sterling LLP as counsel to the 2024 Additional Term Facility Lenders as to English law, in relation of the enforceability of the Additional Facility Notice; and (b) a legal opinion of Stibbe London B.V., as counsel to the Company as to Dutch law, in relation to the capacity and authority of the Company to enter in the Finance Documents to which it is a party.

[Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 Schedule 2 Conditions Subsequent 1. French Law (a) Constitutional documents: (i) electronic copies of the constitutional documents (statuts) of each of Global Blue Holding and Global Blue France (for the purposes of the Schedule 2, the “French Guarantors”); and (ii) a copy of the constitutional documents of Global Blue Holland or a certification of no changes since the First Utilisation Date. (b) Commercial register extracts: electronic copies of extrait K-bis and certificat de non- faillite relating to the French Guarantors dated not more than 15 Business Days prior to the date of the French Security Documents. (c) Corporate approvals: where required under local law, a copy of a resolution of the relevant corporate body of each French Guarantor and Global Blue Holland: (i) approving the terms of, and the transactions contemplated by, any French Security Document required by paragraph (f) below and resolving that it execute the Finance Documents to which it is a party; (ii) authorising a specified person or persons to execute any French Security Document required by paragraph (f) below on its behalf; and (iii) authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party. (d) Specimen signatures: a copy of a specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above who signs a French Security Document required by paragraph (f) below. (e) Director’s certificates: a copy of a certificate from each French Guarantor and Global Blue Holland: (i) confirming that guaranteeing or securing (as appropriate) the Additional Facility Commitments would not cause any guarantee, securing or similar limit binding on that French Guarantor or Global Blue Holland (as applicable) to be exceeded; and (ii) certifying that each copy document relating to that French Guarantor or Global Blue Holland (as applicable) and specified in paragraph (a) to paragraph (d) above is correct, complete and in full force and effect as at the date no earlier than the date of the French Security Documents. (f) Second Ranking Security Documents: copies of the following French law security documents: (i) second ranking securities account pledge agreement granted by Global Blue Holland over the securities of Global Blue Holding; [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 (ii) second ranking securities account pledge agreement granted by Global Blue Holding over the securities of Global Blue France; (iii) second ranking bank account pledge agreement granted by Global Blue Holding; (iv) second ranking bank account pledge agreement granted by Global Blue France; (v) second ranking receivables pledge agreement granted by Global Blue Holding; and (vi) second ranking receivables pledge agreement granted by Global Blue France, (the documents listed in this paragraph (f), together, the “French Security Documents”). (g) Legal Opinions: (i) a legal opinion of Allen Overy Shearman Sterling LLP, counsel to the Finance Parties as to French law, in relation to the validity and enforceability of the French Security Documents; (ii) a legal opinion of Kirkland & Ellis LLP, as counsel to the Company as to French law, in relation to the capacity and authority of the French Guarantors to enter in the Finance Documents to which they are parties; and (iii) a legal opinion of Stibbe London B.V., as counsel to the Company as to Dutch law, in relation to the capacity and authority of Global Blue Holland to enter in the Finance Documents to which it is a party. 2. Italian Law (a) Constitutional documents: a copy of the constitutional documents of Global Blue Italia S.r.l (the “Italian Guarantor”) (being its atto costitutivo and statuto). (b) Commercial register extracts: a copy of a certificate of registration (certificato di iscrizione) of the Italian Guarantor issued by the relevant Companies’ Register dated no earlier than 5 Business Days from the date of the delivery of the certificate under paragraph (e) below, confirming that as at the date thereof no pending insolvency procedure (procedura concorsuale) against the Italian Guarantor has been registered in the Companies’ Register (Registro delle Imprese). (c) Corporate approvals: a copy of a resolution of the board and/or, if applicable, the shareholders of the Italian Guarantor (in each case to the extent required by law): (i) approving or ratifying the terms of and the transactions and the Finance Documents to which the Italian Guarantor is a party and resolving that it execute, deliver and perform the Finance Document to which it is party; (ii) if applicable, authorising a specified person or persons to execute the Finance Documents on its behalf; and (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party. [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 (d) Specimen signatures: a specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above. (e) Director’s certificates: a copy of certificate of an authorised signatory of the Italian Guarantor certifying that: (i) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded; and (ii) each copy document listed in this paragraph 2 (Italian law) of Schedule 2 (Conditions Subsequent)Error! Reference source not found. is correct, complete and in full force and effect and has not been amended or superseded as at a date of delivery of such certificate. (f) Security Confirmation: a copy of the following security document, executed by the Italian Guarantor: (i) a deed of acknowledgement and extension of the pledge over bank accounts of the Italian Guarantor, governed by the laws of Italy. (g) Legal Opinions: (i) a legal opinion of Allen Overy Shearman Sterling – Studio Legale Associato, counsel to the Finance Parties as to Italian law, in relation to the validity and enforceability of the deed of acknowledgement and extension of the pledge over bank accounts governed by Italian law referred in paraph (f) above; and (ii) a legal opinion of Giliberti Triscornia e Associati, as counsel to the Company as to Italian law, in relation to the capacity and authority of the Italian Guarantor to enter in the Finance Documents to which it is a party. [Remainder of this page left intentionally blank] [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 Schedule 3 2024 Additional Term Facility Rollover Notice To: LendAmend Email: GlobalBlueMay24LA@Fisglobal.com From: [Enter name of the 2024 Additional Term Facility Lender] (2024 Additional Term Facility Lender) Copy: J.P. Morgan SE as bookrunner and mandated lead arranger (Arranger) and J.P. Morgan SE as facility agent (Facility Agent) and GLOBAL BLUE ACQUISITION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at Arlandaweg 92, 1043 EX Amsterdam, the Netherlands and registered with the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) under number 55293980 (acting on its own behalf and as Obligors’ Agent on behalf of the other Obligors pursuant to clause 2.4 (Obligors’ Agent) of the Facilities Agreement (as defined below)) (Company and Obligors' Agent) Dated: _________________ 2024 To whom it may concern, Global Blue Acquisition B.V. - Senior Facilities Agreement dated 24 November 2023 (as amended and/or restated from time to time) (the Facilities Agreement) 1. We refer to the Facilities Agreement and the Additional Facility Notice thereunder relating to the 2024 Additional Term Facility posted by the Facility Agent on [●] 2024 (the Additional Facility Notice). 2. Each Lender who wishes to participate in the 2024 Additional Term Facility on the terms set out in the Additional Facility Notice should indicate their election(s) online via LendAmend or by submitting the signed and completed version of this Rollover Notice to GlobalBlueMay24LA@Fisglobal.com no later than 5:00p.m. London time on 2 May 2024. For questions about signature pages or execution matters please contact LendAmend at +44 (0) 7868 323873 or +1 (646) 453-2861. Lenders should communicate any new money orders directly to their J.P. Morgan sales representative. 3. This is a Rollover Notice for the purposes of the Additional Facility Notice. Terms defined in the Facilities Agreement or the Additional Facility Notice (as applicable) have the same meaning in this Rollover Notice unless given a different meaning in this Rollover Notice.

[Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 4. We confirm that we are a Lender holding the following participations in the outstanding Facility B Loans (the Existing Participations) and the corresponding Facility B Commitments. Facilities Commitments / Loans Facility B €[●] 5. We confirm that (please tick appropriate box and complete the following table if relevant): Consent Request Consent and Cashless Roll Consent and Reallocate We irrevocably and unconditionally agree to be a 2024 Additional Term Facility Lender in relation to all of the Existing Participations on the terms set out in the Additional Facility Notice. ☐ ☐ 6. To the extent we have ticked the “Consent and Cashless Roll” box above, we: (a) subject to paragraph (b) below, we irrevocably and unconditionally agree to be a 2024 Additional Term Facility Lender in relation to all of the Existing Participations on the terms set out in the Additional Facility Notice, unless otherwise agreed by the Company (in its sole discretion). We acknowledge that the Existing Participations and the corresponding Facility B Commitments subject to paragraph (b) below will, on the 2024 Additional Term Facility Closing Date or such other date as may be agreed between the Company and the Facility Agent (each acting reasonably) (the Rollover Date), be converted into 2024 Additional Term Facility Loans and the corresponding 2024 Additional Term Facility Commitments on a cashless basis; and (b) acknowledge that the Facility Agent reserves the right to allocate to us an amount less than the Existing Participations (such amount the Reduced Participations) and we irrevocably and unconditionally agree to be a 2024 Additional Term Facility Lender in relation to the Reduced Participations on the terms set out in the Additional Facility Notice. We acknowledge that the Reduced Participations and the corresponding Facility B Commitments, to the extent that this paragraph (b) applies, will, on the Rollover Date, be converted into 2024 Additional Term Facility Loans and corresponding 2024 Additional Term Facility Commitments on a cashless basis. 7. To the extent we have ticked the “Consent and Reallocate” box above, we: (a) irrevocably and unconditionally agree to be a 2024 Additional Term Facility Lender in relation to the Existing Participations on the terms set out in the Additional Facility Notice, unless otherwise agreed by the Company (in its sole discretion); (b) acknowledge that, subject to paragraph (b) below, the Existing Participations and the corresponding Commitments will, on the Rollover Date be prepaid and cancelled in full and settled in cash, and we agree to purchase (or to procure that one or more of our Affiliates or Related Funds purchases) by way of assignment or transfer participations in Loans and Commitments with respect to Facility B Commitments from J.P. Morgan SE as bookrunner (or such other entity identified by J.P. Morgan SE) in an equal principal amount to the Existing Commitments; and [Global Blue – 2024 Repricing – Additional Term Facility Notice] KE 16225-18:127907896.7 (c) acknowledge that the Facility Agent reserves the right to allocate to us an amount less than the Existing Participations (such amount the Cash Reduced Participations) and we irrevocably and unconditionally agree to be a 2024 Additional Term Facility Lender in relation to the Cash Reduced Participations on the terms set out in the Additional Facility Notice, unless otherwise agreed to by the Company. 8. We hereby confirm that the consents and confirmations given in this Rollover Notice are irrevocable and unconditional and no amendments (other than completion of our details) have been made to this Rollover Notice. 9. The delivery by us (the Transferring Rollover Lender) of this Rollover Notice will bind any Lender that acquires by way of any transfer, assignment or sub-participation any of the Transferring Rollover Lender's rights, obligations and Commitments (a New Rollover Lender) after the date on which the Transferring Rollover Lender delivers this Rollover Notice to the Facility Agent, and each Transferring Rollover Lender also agrees to procure that any such transfer, assignment or sub-participation is completed on this basis. The agreement provided by the Transferring Rollover Lender above will remain valid and binding on the New Rollover Lender to the extent of the New Rollover Lender's ownership of the relevant Commitments. 10. This Rollover Notice and any non-contractual obligations arising out of or in connection with it shall be governed by English law. Yours faithfully, ____________________________________ Name: Title: [ ____________________________________ Name: Title:] [if not required, please remove the second signature block] for and on behalf of [Enter name of the 2024 Additional Term Facility Lender] Date: ________________________ 2024 [Global Blue – 2024 Repricing – Additional Term Facility Notice - Signature Page] Yours faithfully _________________________________ For and on behalf of GLOBAL BLUE ACQUISITION B.V. as the Obligor’s Agent By: Roxane Dufour Title: managing director [Global Blue – 2024 Repricing – Additional Term Facility Notice - Signature Page] For and on behalf of JPMorgan Chase Bank, N.A., London Branch as 2024 Additional Term Facility Lender

[Global Blue – 2024 Repricing – Additional Term Facility Notice - Signature Page] We acknowledge and accept receipt of the Additional Facility Notice and establishment of the 2024 Additional Term Facility. ___________________________________ ___________________________________ For and on behalf of J.P. MORGAN SE acting as Facility Agent [Global Blue – 2024 Repricing – Additional Term Facility Notice - Signature Page] We acknowledge and accept receipt of the Additional Facility Notice and establishment of the 2024 Additional Term Facility. ___________________________________ For and on behalf of ALTER DOMUS TRUSTEES (UK) LIMITED as Security Agent